UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 29, 2008

OPTIO SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Georgia	001-15529	58-1435435
(State of Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

3015 Windward Plaza, Windward Fairways II, Alpharetta, Georgia 30005

(Address of principal office)

Registrant’s telephone number, including area code: (770) 576-3500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On February 29, 2008, Optio Software Inc. (the “Company”) entered into an Amended and Restated Employment Agreement (the “Agreement”) with the Company’s President and Chief Executive Officer, C. Wayne Cape, in order to comply with applicable requirements of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”).  The Agreement contains substantially similar terms as Mr. Cape’s prior employment agreement with the Company entered into and effective August 1, 2003 which was filed as Exhibit 10.1 to the Company’s Form 10-Q filed on September 15, 2003.

Mr. Cape’s base salary under the Agreement of $306,860 per year is a result of applying the Consumer Price Index annually to his base salary, as provided in the 2003 agreement.  The other provisions in the Agreement, including those relating to annual bonus, termination, separation payments and benefits after a change of control and restrictive covenants, are substantively similar to the provisions of Mr. Cape’s 2003 agreement.

New provisions relating to Section 409A provide, among other things, that to the extent that Section 409A would otherwise impose an additional income tax on payments made within six months following separation from service, payments otherwise required under the Agreement will be delayed.  Upon the expiration of any applicable six-month delay period, the delayed payment would be made in a lump sum.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Number	Exhibit

10.1	Amended and Restated Employment Agreement Between Optio Software, Inc. and C. Wayne Cape entered into and effective February 29, 2008

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 19, 2008	OPTIO SOFTWARE, INC.

	By:	/s/ C. Wayne Cape
C. Wayne Cape
President and Chief Executive Officer